March 23, 2009

David A. Gillespie
664 West Forest Drive
Houston, TX 77079

Re: Separation Agreement

Dear David:

This separation agreement (this "Agreement"), if accepted by you, sets forth the terms of the agreement between you and New Generation Biofuels Holdings, Inc. (the "Company") in light of your resignation as President and CEO of the Company.

Confirmation of Resignation. The parties hereby confirm your resignation as President and CEO and as a Director of the Company effective as of March 16, 2009 (the "Separation Date").

Severance Benefits. In exchange for your promises in this Agreement and your signing the General Release of Claims attached as Exhibit A (the "Gillespie Release") and provided you do not revoke the Gillespie Release as described below, the Company will provide the following:

1. The Company will pay you a lump sum of $50,000, less standard deductions and withholding as determined by the Company, within one (1) day after the Gillespie Release Effective Date (as defined below).

2. The Company will pay you a lump sum of $50,000, less standard deductions and withholding as determined by the Company, when the Company raises at least $1.5 million in future financing from and after the date hereof. Payment will be made promptly following the later of the closing of such financing or the Gillespie Release Effective Date.

3. Within one (1) day after the Gillespie Release Effective Date, the Company will grant you 100,000 shares of common stock. Such shares will not be registered under applicable securities laws, and can only be sold under an applicable exemption, including Rule 144.

Final Pay. To the extent that it has not done so already and regardless of whether you sign this Agreement, the Company will pay you any base salary due and the value of three (3) weeks of unused vacation, in each case as of the Separation Date, and the Company will reimburse you for any business expenses incurred by you as of the Separation Date in accordance with its expense reimbursement policy. In addition, the Company will reimburse you for any business expenses incurred by you in accordance with its expense reimbursement policy in connection with one (1) trip to the Company's headquarters in Lake Mary, Florida after the Separation Date. 10

Option Vesting. 67% of the 400,000 eligible performance-based options with respect to 2008 performance will be deemed vested under your Stock Option Agreement.

End of Benefits. From and after the Separation Date, you shall not be eligible and are not eligible to participate in any of the Company's benefits plans, including, but not limited to, any medical insurance, any retirement plan, vacation leave, sick leave, any disability insurance, and any life insurance, although you shall be entitled to any benefits earned or accrued as of the Separation Date in accordance with the terms of the applicable plans. You may be eligible to continue your medical and dental insurance coverages at your own expense through a COBRA or similar continuation program (you will be provided with COBRA information separately). The parties agree that you are determined to be eligible to elect to continue your medical insurance coverage under COBRA.

Release of Personal Guaranty. Not later than the Gillespie Release Effective Date, the Company will obtain a release of your personal guaranty in favor of Key Equipment Finance for the Lake Mary office copier

No Additional Compensation. You acknowledge and agree that you shall not receive a cash bonus for 2008 or 2009 or any other compensation or benefits except as expressly set forth in this Agreement. You further acknowledge and agree that, once the Company has provided the payments and benefits set forth in this Agreement, you shall have been provided all compensation and benefits due and owing under this Agreement and under any employment or other contract you have or may have had with the Company or from any other source of entitlement.

General Release of Claims by You. Upon your signing this Agreement, you shall also sign the Gillespie Release, which is a general release of claims by you in favor of the Company and its related persons. As the Gillespie Release provides, you have seven days following your signing the Gillespie Release to revoke it, and if you elect to revoke it within this seven-day period, then this Agreement and the Company Release (defined below) shall be null and void and have no force or effect. The date on which your seven-day revocation period expires without your revoking the Gillespie Release is the "Gillespie Release Effective Date".

Release of Claims by the Company. After you sign this Agreement and the Gillespie Release, the Company shall sign the Release of Claims attached as Exhibit B (the "Company Release"), which is a release of claims by the Company in favor of you and your related persons. The Company Release is effective and enforceable only if you do not revoke the Gillespie Release.

Survival of Certain Employment Agreement Obligations. You acknowledge and agree that your obligations in Sections 4 and 6 (relating among other things to confidentiality and non-solicitation) of the October 18, 2006 Employment Agreement between you and the Company (the "Employment Agreement") survived the end of your employment with the Company and remain binding on you and enforceable by the Company, according to their terms. The Company acknowledges and agrees that its obligations in Section 7 (relating among other things to indemnification) of the Employment Agreement survived the end of your employment with the Company and remain binding on it and enforceable by you, according to their terms.

Company Equipment. Notwithstanding the provisions of Section 6(c) of the Employment Agreement, you shall keep your Company-provided laptop computer and printer (the "Company Equipment"), which will become your personal property after the Gillespie Release Effective Date; provided however, that prior to the Gillespie Release Effective Date, you shall save any Company information existing on such Company Equipment to a "zip" drive or other suitable electronic means, transfer such information to the Company and remove any Company information from the Company Equipment.

Non-Disparagement. You shall not make any disparaging, derogatory, or knowingly false comments, in public or in private, to any person or entity (including the media) about the Company, its affiliated entities, or any of its or its affiliated entities' operations, finances, products, services, employees, directors, officers, or agents; provided, however, you shall not be prohibited from providing truthful testimony when required by law or legal process.

The Company shall instruct its directors and officers not to make any disparaging, derogatory, or knowingly false comments, in public or in private, to any person or entity (including the media) about you; provided, however, the Company shall not be prohibited from providing truthful testimony when required by law or legal process.

No Admission. You and the Company agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either.

Additional Provisions. This Agreement and its exhibits contain the entire agreement between you and the Company relating to the subject matter of this Agreement, and this Agreement may not be altered or amended except by an instrument in writing signed by both you and the Company. You represent and acknowledge that, in signing this Agreement, you do not rely and have not relied upon any representation or statement made by the Company or the Company's agents, representatives or attorneys with regard to the subject matter or effect of this Agreement.

This Agreement and the rights and obligations of you and the Company may not be assigned without the prior written consent of the other, although the Company may assign this Agreement to any entity affiliated with it without your consent upon written notice to you.

You and the Company agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Florida (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of you or the Company.

Acknowledgments. You acknowledge and agree that you have read and understand this Agreement and sign it voluntarily and without coercion, are being advised in this Agreement in

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writing to consult with an attorney prior to signing this Agreement, and have been given more than sufficient time within which to consider and sign this Agreement.

* * *

David, please indicate your acceptance of this Agreement by signing below and by signing the attached Gillespie Release. Please return the original signed documents to me. I will have the Company Release signed and will send you a fully signed copy of the Agreement and the exhibits.

Sincerely,

NEW GENERATION BIOFUELS HOLDINGS, INC.

By: J. Robert Sheppard, Jr., Director

ACCEPTED AND AGREED:

David A. Gillespie

3-24-09
Date

EXHIBIT A

Gillespie Release of Claims

In connection with the Separation Agreement between me and New Generation Biofuels Holdings, Inc. (the "Company") to which this Gillespie Release is attached and in consideration for and as a condition of my receipt of the severance benefits set forth in the Separation Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company, its affiliated entities, as well as its and its affiliated entities' successors, assigns, and current or former directors, officers, employees, agents, attorneys, and administrators, from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, which are known to me and which I have or may have against any of them arising out of or in connection with: (1) my employment with the Company, (2) my separation from employment with the Company, (3) any employment agreement and/or any other agreement between me and the Company (except for obligations in such agreements which survive my separation from employment as expressly provided in the Separation Agreement), or (4) any event, transaction, or matter occurring or existing on or before the date of my signing this Gillespie Release; provided, however, that I am not releasing any claims arising under the Separation Agreement, any claims that may not be released as a matter of law by private agreement, or that are not known to me on the date of signing this Gillespie Release.

This Gillespie Release specifically includes, but is not limited to: (1) all claims of breach of contract, (2) all claims of employment discrimination or other violations of federal, state, and local statutes, regulations, and ordinances pertaining to employment (including without limitation any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Florida Civil Rights Act, Chapter 760, Florida Statutes, all as amended), and (3) all claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein. I acknowledge and agree that this Gillespie Release is a GENERAL RELEASE OF CLAIMS.

I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released in this Gillespie Release. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released in this Gillespie Release. I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred by them as a result of any such lawsuits, claims, demands, or actions. Notwithstanding the foregoing, I am not waiving any non-

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waivable right to file a charge with the United States Equal Employment Opportunity Commission (the "EEOC"); provided, however, that if I file such a charge and the EEOC were to pursue any action on my behalf, I shall not be entitled to recover any monetary damages as a result, as the Separation Agreement and this Gillespie Release will control as the exclusive remedy and full settlement of all such claims by me for money damages

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1) I have read and understand this Gillespie Release and sign it voluntarily and without coercion;

(2) I have been given an opportunity of twenty-one (21) days to consider this Gillespie Release (although I may sign this Gillespie Release at any time prior to the expiration of the 21-day period);

(3) I have been encouraged by the Company to discuss fully the terms of this Gillespie Release with legal counsel of my own choosing; and

(4) for a period of seven (7) days following my signing this Gillespie Release, I shall have the right to revoke this Gillespie Release.

If I elect to revoke this Gillespie Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to J.R. Sheppard, JR Director, at 327 Ridgewood Ave Charlotte, NC 28209 no later than 11:59 p.m. on the seventh calendar day after I sign this Gillespie Release. I understand that, if I elect to exercise this revocation right, this Gillespie Release and the Separation Agreement shall be null and void in their entirety and the Company shall be relieved of all obligations to provide the severance benefits set forth in the Separation Agreement. I may, if I wish, elect to sign this Gillespie Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

ACCEPTED AND AGREED:

[signature]
David A. Gillespie

3-24.09
Date

EXHIBIT B

Company Release of Claims

In connection with the Separation Agreement between New Generation Biofuels Holdings, Inc. (the "Company") and David A. Gillespie ("Gillespie") to which this Company Release is attached and in consideration for Gillespie's promises in the Separation Agreement and the Gillespie Release (and provided he does not revoke the Gillespie Release), the Company, for itself as well as its affiliated entities' successors, assigns, does hereby fully and forever release and discharge Gillespie and his attorneys, heirs, executors, administrators, successors, and assigns from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever which are known to the Company and which the Company has or may have against any of them arising out of or in connection with: (1) Gillespie's employment with the Company, (2) his separation from employment with the Company, (3) any employment agreement and/or any other agreement between Gillespie and the Company (except for obligations in such agreements which survive his separation from employment as expressly provided in the Separation Agreement), or (4) any event, transaction, or matter occurring or existing on or before the date of the Company's signing this Company Release; provided, however, that the Company is not releasing any claims arising under the Separation Agreement, any claims that may not be released as a matter of law by private agreement, or that are not known to it as of the date on which it signs this Company Release.

This Company Release specifically includes, but is not limited to: (1) all claims of breach of contract, (2) all claims of violations of federal, state, and local statutes, regulations, and ordinances pertaining to employment), and (3) all claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by the Company or on its behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

The Company agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released in this Company Release. The Company further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released in this Company Release. The Company represents and warrants that it has not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that it will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred by them as a result of any such lawsuits, claims, demands, or actions.

The Company acknowledges that it has read and understands this Company Release and signs it voluntarily and without coercion.

ACCEPTED AND AGREED:

New Generation Biofuels Holdings, Inc.

By: J. Robert Sheppard, Jr., Director   Date: March 24, 2009